Exhibit 10.20	Agreement of Compensation between Tengasco, Inc. and Cary V. Sorensen as Vice President, General Counsel, and Corporate Secretary dated February 25, 2015

February 25, 2015

Mr. Cary V. Sorensen	VIA EMAIL to csorensen@tengasco.com

This letter is to extend an offer of compensation to Cary V. Sorensen (“you” or “your”) as Vice President, General Counsel, and Corporate Secretary of Tengasco, Inc. (the “Company”).

This letter is a compensation offer and is not an employment contract, and your employment as an Officer of the Company continues as “at will” employment meaning either you or the Board of Directors of the Company may terminate your employment at any time for any lawful reason, and this letter agreement will also terminate at such time (provided that any rights pursuant to Section 2 shall survive such termination).   If you accept this compensation offer, it will become effective as of March 2, 2015. You and the Company agree that as of March 2, 2015 your compensation will be in accordance with the following terms:

1.	Your salary is set at $91,000 per year, said salary to be paid in equal payments consistent with the Company’s existing payroll procedures.

2.	You will receive six months’ salary (at the rate in effect at the time) as severance if you are terminated without Cause prior to February 25, 2016. “Cause” shall have the same meaning as defined in Amended Stock Option Agreement between Michael J. Rugen and the Company dated and effective on or about August 30, 2010 and included by this express reference as if set out herein.

3.	You will be considered a full time employee operating from a virtual office in the Galveston, Texas area with attendance upon Company business in the Denver area headquarters as may be reasonably requested at any time by the Company. You agree to not take on full or part time employment by others without approval in advance, which may be denied in the sole discretion of the Company; provided that your service on the board of other public companies (if any) would not constitute such “employment” but would be subject to board approval which would not be unreasonably withheld.

4.	You will continue to receive 401-K plan benefits, a Company credit card for company expenses; bonus potential under terms set by the Board from time to time; Company-paid Texas state bar membership dues, CLE charges, and mobile phone charges. The Company agrees to pay any computer, printing, fax communication equipment/land line and usage charges, post office box charges, and other reasonable and customary office expenses needed for efficient operation of a virtual office. The Company will pay for your business travel on a mileage basis and out of pocket travel to Denver on an as needed or desired basis at any time. The Company will not pay for any office rentals, maintenance of any facilities, or utilities in connection with any office facilities you elect to utilize, nor will the Company pay for any additional personnel of any kind to perform any tasks in connection with the operation of the virtual office.

5.	You agree to provide at your own expense a combination of private insurance and governmental insurance in lieu of the Company health insurance plan previously provided to you through Blue Cross Blue Shield of Tennessee. The Company will reimburse you up to $13,000 per year in premiums (Part B premiums, drug prescription premiums, and supplemental premium costs as you elect for yourself and spouse.) You will also pay disability insurance premiums in view of the favorable tax treatment of policy payments if made, and be reimbursed for same to extent the $13,000 per year reimbursement has not been exhausted by payment of health insurance costs.

6.	Also effective March 2, 2015, your $91,000 annual salary set out above shall be reduced by 10% in accordance with the Consent to Action Taken without Meeting of the Company’s Board of Directors dated February 19, 2015 (the “Consent.”). You hereby consent that such reduction shall not constitute a termination without Cause as defined in paragraph 2. Your consent will not apply in the event the provisions of either paragraphs 4 or 5 of the Consent are in fact triggered by the price levels being reached but the Company either determines to not resume your previous salary level or not reimburse your past salary reduction to you, whether all persons are similarly treated or such action by the Company is only made as to you. In either such event, the termination without Cause provisions of Paragraph 2 would apply at your salary being paid at the time of the occurrence of either such event.

Any dispute relating to the matters set forth in this letter shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without regard to Colorado’s choice of law rules. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this letter shall be instituted and maintained in the State of Colorado. If it is judicially determined that either party may file an action, suit or judicial proceeding in federal court, such action, suit or judicial proceeding shall be in the Federal District Court for the District of Colorado.

If you are in agreement with all of the above, please indicate your acceptance of this offer of compensation by signing in the space provided below and returning your signed agreement via email attachment.  This agreement will become effective the date of your signature as indicated below and will remain effective during all periods following March 2, 2015.

Tengasco, Inc.

By the Board of Directors

BY:	/s Hughree F. Brooks
Hughree F. Brooks,
Chairman of the Compensation Committee

AGREED AND ACCEPTED:

/s Cary V. Sorensen
Cary V. Sorensen

Date :	February